For Immediate Release

Contact: John L. Flynn

Chief Financial Officer

703-478-5830

Email: jflynn@fairchild.com

FAIRCHILD AGREES TO BUY EUROPEAN MARKET LEADER FOR MOTORCYCLIST GEAR AND ACCESSORIES.

Dulles, Virginia (October 13, 2003) - The Fairchild Corporation (NYSE: FA), announced today that a definitive agreement has been signed to buy Hein Gericke, PoloExpress and IFW from the Administrator for Eurobike AG in Dusseldorf, Germany. Fairchild's equity investment will be EUR 32.5 million. The balance of the purchase price will be financed by a German bank group. The closing is expected to occur for Hein Gericke and IFW by October 31, 2003, and for PoloExpress by January 2, 2004.

Hein Gericke, PoloExpress and IFW design, manufacture, and sell protective clothing, helmets, and technical accessories for motorcyclists. Together, Hein Gericke and PoloExpress are the market leader and the largest retailer in Europe with a 15% market share in Germany, which is the largest market in Europe. Hein Gericke has 185 employees and operates 137 retail shops in Austria, Belgium, England, Germany, Luxembourg and the Netherlands. PoloExpress has 94 employees and operates 84 retail shops in Germany. IFW, located in Tustin, California, has 42 employees and is a designer for Harley-Davidson and First Gear clothing. IFW also distributes First Gear and Hein Gericke products in the United States. Since being founded 25 years ago, Hein Gericke and PoloExpress have developed an outstanding team of professional employees with exceptional knowledge of their markets.

Eric Steiner, President of Fairchild, stated: "We are making an opportunistic acquisition of a leading company in a growth market. We will be able to build on the combined assets of Hein Gericke and PoloExpress in developing brands and accessories and Fairchild's know-how in logistics to continue to develop a global leader. This is a growing industry in today's world where safety and quality leisure time are increasingly important factors."

Sales of Hein Gericke, PoloExpress, and IFW for its most recent year ended September 30, 2002, were EUR 277 million, and earnings before interest, tax, and depreciation were EUR 15.7 million, and included a nonrecurring consulting expense of EUR 5.1 million.

About The Fairchild Corporation

The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to aircraft operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.